Exhibit (c) 1


GPU News Release
September 14, 1999


               GPU, AmerGen Reach Agreement on Sale of Oyster Creek Facility

                 Enables GPU to Concentrate on Distribution, Transmission,
                             Unregulated Businesses


      MORRISTOWN, NJ - September 14, 1999 - GPU, Inc. and AmerGen Energy Company today announced that they have reached agreement in principle for GPU to sell its Oyster Creek nuclear generating facility in Lacey Township, NJ, to AmerGen for $10 million.

      The purchase was conducted using a competitive bidding process approved by the New Jersey Board of Public Utilities.

      For GPU, the sale of Oyster Creek is a landmark step that essentially concludes its divestiture of domestic merchant generating facilities, enabling it to concentrate on the transmission, distribution, and related energy services businesses.

      For AmerGen, a joint venture of PECO Energy Company and British Energy Company, purchase of the facility will mark another acquisition in its business plan to become the nation's leading nuclear power generator. The company is in the process of purchasing TMI Unit 1, the Clinton Power Station, Nine Mile Point Unit 1, and Unit 2. It is also involved in negotiations for several other as yet undisclosed nuclear power plants.

      The transaction is subject to the negotiation of a definitive asset purchase agreement, which is expected by early- to mid-October. Closing of the transaction is anticipated in the Spring of 2000.

      The sale is subject to approval by the Nuclear Regulatory Commission, the Federal Energy Regulatory Commission, the New Jersey Board of Public Utilities, and the receipt of favorable Internal Revenue Service rulings.

      "The sale of Oyster Creek to a responsible buyer is the final major step in GPU's strategy to exit the merchant generation business," said Fred D. Hafer, Chairman, President and Chief Executive Officer of GPU. "This move will enable us to focus on electrical transmission and distribution, as well as new, unregulated businesses, which we believe hold the best opportunity for us to produce an attractive, stable return for our shareholders. This transaction will also keep the plant running, producing important benefits for our customers, employees and the local community."

      Jerry Rainey, AmerGen CEO, agreed, saying, "We are pleased to be acquiring another quality nuclear plant, and at the same time maintaining electric reliability, jobs and economic benefits for New Jersey. Oyster Creek is a good fit for our growing generation portfolio."

      The sale provides for AmerGen to assume full responsibility for the ultimate decommissioning of Oyster Creek. At the financial closing, GPU will provide funding for the decommissioning trust of $430 million. The transaction will reduce by more than $150 million the costs GPU customers would bear for decommissioning and for other plant-related transitional costs if the plant were shut down rather than sold to AmerGen. The sale will provide the Oyster Creek employees with an opportunity to join an organization that is becoming a major operator and owner of nuclear generating facilities. The facility employs approximately 700 people.

      AmerGen will have the right to hire all employees at Oyster Creek. AmerGen will also be given the opportunity to interview and extend offers to interested GPU Nuclear headquarters staff in New Jersey. GPU will be responsible for severance payments to Oyster Creek employees for a two-year period following financial closing and for benefits payable under GPU Nuclear's transition program. The agreement limits GPU's liability for benefits paid to Oyster Creek employees.

      AmerGen will adopt employee benefit plans that provide substantially similar benefits to GPU's plans. AmerGen will also assume the collective bargaining agreement covering the Oyster Creek union employees and will recognize the union as the bargaining agent.

      GPU will purchase the electricity generated by Oyster Creek at a fixed price for a period of three years. GPU will fund the outage costs, including re-load fuel, for the next refueling at Oyster Creek, scheduled for the Fall of 2000, estimated at a cost of up to $84 million subject to a cap. AmerGen will repay that amount to GPU in nine equal annual installments beginning on the first anniversary date of the closing.

      The Oyster Creek facility is a 619-megawatt, single unit and boiling water reactor. It is owned by GPU's subsidiary Jersey Central Power & Light Company. The sale includes the adjacent Finninger farm property.

      GPU has taken a series of steps to exit the merchant generation business. In July 1998, it entered into an agreement to sell Three Mile Island Unit 1 to AmerGen, and it has also sold, or entered into agreements to sell its fossil and hydro generating stations. GPU has been exploring the sale or early retirement of Oyster Creek since April 1997.

      GPU, Inc. (NYSE:GPU), headquartered in Morristown, NJ is a registered utility holding company. GPU International Group develops, owns and operates transmission and distribution facilities overseas and generating plants both in the United States and abroad. GPU's three domestic operating utility subsidiaries--Jersey Central Power & Light Company, Metropolitan Edison Company and Pennsylvania Electric Company--do business under the trade name of GPU Energy and serve approximately two million customers in a service area encompassing about half the land areas of New Jersey and Pennsylvania. GPU's


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other subsidiaries include: GPU Advanced Resources, Inc., GPU Generation,  Inc.,
GPU Nuclear, Inc., GPU Service, Inc. and GPU Telcom Services, Inc. In the U.K., GPU owns Midlands Electricity, which distributes electric power to 2.2 million customers in an area that includes Birmingham, England.

      PECO Energy is an electric and gas utility serving 1.5 million electric customers in the five-county Philadelphia area and 400,000 natural gas customers in four suburban counties. It is one of the nation's largest nuclear utilities, producing more than 33 billion kilowatt-hours of electricity in 1998 at its Limerick and Peach Bottom generating stations. PECO Energy has set new nuclear performance standards in safety, availability and capacity factors, efficient refueling outages, and low operating and maintenance costs.

      PECO Energy also owns and operates coal, natural gas, oil, landfill gas and hydro power plants. PECO Energy's Power Team operates a 24-hour energy trading floor with transactions in 47 states and Canada.

      British Energy provides more than 20 percent of Britain's electricity and is the U.K.'s largest generator. It owns and operates 15 nuclear power reactors in the United Kingdom, with 9,600 megawatts of generation, including seven advanced gas-cooled nuclear stations and one pressurized water reactor station. In July 1996, British Energy was successfully privatized through a public offering of stock. The company has distinguished itself on nuclear operations through its outstanding safety record and by reducing costs and increasing output and profit following privatization. Headquartered in Edinburgh, Scotland, it has market capitalization of 4bn pounds and has 5,300 employees. Its shares were the top performers in the U.K. FTSE 100 Share Index in 1997-98, a year during which its profits trebled.




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Contacts:

     GPU - Ned Raynolds, (973) 455-8294
     PECO Energy - Bill Jones, (215) 841-4129
     British Energy - Doug McRoberts, (011) 131-44-527-2020